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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF PRIME BANCSHARES, INC.

IBID, Inc.                                  Delaware
Prime Bank                                  Texas
Channelview Properties, Inc.                Texas
Prime Home Mortgage, Inc.                   Texas